Exhibit 10.13
FIRST AMENDING AGREEMENT
THIS AGREEMENT dated as of the 25th day of April, 2024.
BETWEEN:
i-80 GOLD CORP., a corporation incorporated under the laws of the Province of British Columbia
(herein called the "Seller")
- and -
OMF FUND III (HG) LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as Purchasers’ Agent
(herein called the "Purchasers’ Agent")
WHEREAS the Seller, the Purchasers’ Agent, the Guarantors and the Purchasers entered into a purchase and sale agreement (silver) dated as of December 13, 2021 (as amended by an amendment letter dated as of January 12, 2024, the "Stream Agreement");
AND WHEREAS the parties hereto wish to amend certain provisions of the Stream Agreement;
NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements contained herein, the parties covenant and agree as follows:
Article 1
DEFINED TERMS
1.Capitalized Terms.
All capitalized terms which are used herein without being specifically defined herein shall have the meanings ascribed thereto in the Stream Agreement.
Article 2
AMENDMENTS TO STREAM AGREEMENT
1.General Rule.
Subject to the terms and conditions herein contained, the Stream Agreement is hereby amended to the extent necessary to give effect to the provisions of this agreement and to incorporate the provisions of this agreement into the Stream Agreement.
2.Amendments.
1.Section 2.7 is hereby amended by: (a) adding the words “, subject to the paragraphs below;” after the words “(ii) in 2023, [Redacted – commercially sensitive information]” and after the words

“(iii) in 2024, [Redacted – commercially sensitive information]”; and (b) adding new paragraphs at the end of the section as follows:
“Notwithstanding the foregoing:
(a)the Annual Minimum Delivery Amount in respect of 2023 that otherwise would have been originally payable to the Purchasers on January 15, 2024 may be delivered without penalty on or before the date that is the earlier of (i) seven Business Days after the Seller closes its bought deal equity offering that is expected to occur on or about April 26, 2024 (the “April 2024 Prospectus Offering”) and (ii) May 15, 2024 (such delivery date being the “Deferred Delivery Date”).”.
(b)if the Seller meets the Option Criteria (as defined below) as at January 1, 2025 and no Seller Event of Default has occurred and is continuing, the Seller may, at its option, defer the requirement to deliver the Annual Minimum Delivery Amount in respect of 2024 (the “Deferral”) by delivering the applicable Adjusted Annual Minimum Delivery Amount of Refined Silver (as calculated below) to the Purchasers on or before September 30, 2025 in accordance with this Section 2.7 and the other terms of this Agreement:
(i)in order for the Seller to implement the Deferral, (i) it must be in compliance with the use of proceeds section set out in the final prospectus of the Seller dated April 25, 2024 (the “Budget”) in connection with the April 2024 Prospectus Offering and (ii) if after assuming the delivery of the Annual Minimum Delivery Amount in respect of 2024 by January 15, 2025, the Seller would not have sufficient funds to remain in compliance with the Budget (collectively, the “Option Criteria”);
(ii)provided the Option Criteria is met, in order for the Seller to implement the Deferral it shall give the Purchasers’ Agent written notice of the proposed Deferral by January 2, 2025;
(iii)if the Deferral in respect of the Annual Minimum Delivery Amount in respect of 2024 is implemented by the Seller, an amount of Refined Silver will be due to the Purchasers in respect of such Deferral on or before September 30, 2025 that is equal to the Adjusted Annual Minimum Delivery Quantity (as calculated below); and
(iv)the Adjusted Annual Minimum Delivery Amount in respect of 2024 shall be a number of ounces of Refined Silver that is equal to: (i) the Annual Minimum Delivery Amount that otherwise would have been payable to the Purchasers in respect of 2024 on or prior to January 15, 2025 in accordance with Section 2.7, multiplied by the Deferral Multiplier, multiplied by the Silver Market Price on January 15, 2025, divided by (ii) the lower of (A) the Silver Market Price on January 15, 2025 and (B) the Silver Market Price on the day that the Adjusted Annual Minimum Delivery Amount is delivered to the Purchasers.”
2.A new definition shall be added to the Stream Agreement as follows: ““Deferral Net Equity Proceeds” means an amount equal to [Redacted – commercially sensitive information]% of the aggregate amount of net proceeds the Seller Parties receive from offerings of equity securities of the Seller, whether pursuant to an offering to the public or any other Person by private placement, prospectus or otherwise, that are completed on or after January 15, 2025 until September 30, 2025 (an “Equity Offering”), provided that at such time a notice of Deferral has been delivered in accordance with Section 2.7. For greater certainty, [Redacted – commercially sensitive information]% of such net proceeds from each Equity Offering during such period will be subject to the mandatory repayment procedure in Section 6.14, provided however that such amounts shall be payable only in respect of the Deferral.”

3.A new definition shall be added to the Stream Agreement as follows: ““Deferral Multiplier” means “in the case of the Deferral (i) in respect of a delivery that is made on or prior to June 30, 2025, [Redacted – commercially sensitive information]; and (ii) in respect of a delivery that is made after June 30, 2025, [Redacted – commercially sensitive information].”.
4.A new Section 6.14 is added as follows:
“6.14     Within seven Business Days of the receipt of Deferral Net Equity Proceeds by a Seller Party after an Equity Offering that is completed on or after January 15, 2025, the applicable Seller Party shall cause the amount of the Deferral Net Equity Proceeds to be repaid and applied in respect of the Deferral. In respect of the foregoing, a number of ounces of Refined Silver will be delivered to the Purchasers that is equal to the Deferral Net Equity Proceeds divided by the lower of (A) the Silver Market Price on January 15, 2025 and (B) the Silver Market Price on the day that such Refined Silver is delivered to the Purchasers, with such resulting Refined Silver amount then being multiplied by the Deferral Multiplier.”
5.A new Section 6.15 is added as follows:
“6.15     The Seller agrees that it shall hold all cash of it and its Subsidiaries on hand in a Proceeds Account or another deposit account over which the Purchasers’ Agent has an account control agreement and in no other account except to the extent it may be required to transfer cash through other accounts on a temporary basis in order to facilitate payroll and other payments in the ordinary course of business in accordance with the Budget. In addition, the Seller shall at all times maintain in such accounts a minimum cash balance in aggregate of, for the purposes of the date hereof until June 30, 2025, the greater of (i) $[Redacted – commercially sensitive information] and (ii) the total costs and expenses projected to be incurred over the upcoming three month rolling period throughout the term of the Budget; and for the purposes of June 30, 2025 until September 30, 2025, the total costs and expenses projected to be incurred over such three month rolling period of the Budget. The Seller agrees that cash will only be withdrawn from the Proceeds Account if it is necessary to fund expenses outlined in the Budget or to satisfy obligations to the Purchasers under this Agreement. Once withdrawn, such cash will be incurred for the foregoing expenses within seven Business Days of withdrawal and will only be withdrawn if the foregoing minimum cash balance continues to remain satisfied after the withdrawal.”.
6.A new Section 6.16 is added as follows:
“6.16     Advisor and Budgeting Matters”
6.16.1 Within 10 Business Days of a request of the Purchasers’ Agent, the Seller shall appoint a service provider that is acceptable to and has been approved by the Purchasers’ Agent (the “Service Provider”) for the purposes of administering matters under this Agreement as may be reasonably requested by the Purchasers’ Agent.
6.16.2 The Seller agrees to comply with the Budget. The Service Provider will review the Budget with the Seller on a monthly basis and report on any non-compliance thereunder until the Seller has paid the full Adjusted Annual Minimum Delivery Amount to the Purchasers (the “Deferral Covenant End Date”). The Seller will direct the Service Provider to give prompt notice to the Purchasers’ Agent upon it becoming aware of any non-compliance with the Budget prior to the Deferral Covenant End Date or material increase in the Budget prior to the Deferral Covenant End Date that has not been approved Purchasers’ Agent. Until the Deferral Covenant End Date, the Seller will direct the Service Provider to provide weekly cash reports to the Purchasers’ Agent that provide reasonable detail in respect thereof, including reporting on the Seller’s cash balance and accounts payable.
6.16.3 If the Seller reasonably estimates that there will be a material increase in the aggregate costs and expenses compared to what was projected in the Budget prior to the Deferral Covenant End Date, it shall give the Purchasers’ Agent notice within 10 days of determining there will be such material increase. The aforementioned cost and/or expense increase shall only be permitted to be made to the Budget if it is consented to in writing by the Purchasers’ Agent, acting reasonably. If the Purchasers’ Agent does not provide such consent, the Seller shall not be permitted to incur such increased costs and/or expenses.
HEDGE AMOUNTS
3.Hedge Amounts and Deferral Fee.
On the Deferred Delivery Date described above, the Seller shall make a one-time payment of US$[Redacted – commercially sensitive information] to the Purchasers’ Agent by wire transfer of immediately available funds to an account or accounts designated in writing by Purchasers’ Agent to the Seller.
Upon the implementation of the Deferral, the Seller shall pay to the Purchasers’ Agent in cash, within two Business Days of January 15, 2025, the aggregate amount (inclusive of all costs and expenses) of all amounts incurred by the Purchasers’ Agent and/or the Purchasers to settle any existing hedging arrangements that the Purchasers’ Agent or the Purchasers had in place in connection with the planned delivery of Refined Silver on January 15, 2025 (the “Hedge Amount”). Within one Business Day of January 15, 2025, the Purchasers’ Agent will provide the Seller with its good faith calculation of the Hedge Amount.
Article 3
CONDITION PRECEDENT
1.Conditions Precedent.
This agreement shall not become effective until:
(a)the Purchasers’ Agent has received from the Seller all costs and expenses owing to the Purchasers’ Agent and the Purchasers as of the date hereof (with such amount being confirmed by the Seller and the Purchasers’ Agent prior to the date hereof);
(b)the Buyers under the Gold Prepay Agreement shall have consented to this agreement; and
(c)the Seller, the Purchasers and the Purchasers’ Agent have executed and delivered this agreement.
Article 4
MISCELLANEOUS
1.Future References to the Stream Agreement.
On and after the date of this agreement, each reference in the Stream Agreement to "this agreement", "hereunder", "hereof", or words of like import referring to the Stream Agreement, and each reference in any related document to the "Stream Agreement", "thereunder", "thereof", or words of like import referring to the Stream Agreement, shall mean and be a reference to the Stream Agreement as amended hereby. The Stream Agreement, as amended hereby, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.
2.Governing Law.
This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
3.Events of Default.
Notwithstanding any provision of the Stream Agreement, there shall be no cure period for breach of any covenants contained in this Amending Agreement (which includes, for greater certainty, those provisions amended in the Stream Agreement pursuant to this Amending Agreement) and any breach of such covenants will constitute an immediate Seller Event of Default.
4.Inurement.
This agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.
5.Conflict.
If any provision of this agreement is inconsistent or conflicts with any provision of the Stream Agreement, the relevant provision of this agreement shall prevail and be paramount.
6.Further Assurances.
The Seller shall do, execute and deliver or shall cause to be done, executed and delivered all such further acts, documents and things as the Purchasers’ Agent may reasonably request for the purpose of giving effect to this agreement and to each and every provision hereof.
7.Counterparts.
This agreement may be executed in one or more counterparts and in electronic format, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this amendment on the date first above written.

i-80 GOLD CORP.
By:	(signed) “Ewan Downie”
Name: Ewan Downie
Title: Chief Executive Officer

By:
Name:
Title:

OMF FUND III (HG) LTD., as Purchasers’ Agent and Purchaser
By:	(signed) “Garth Ebanks”
Name: Garth Ebanks
Title: Director

By:
Name:
Title: